Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:                                             Bob Krakoff

Chairman & CEO

Advanstar Communications

617-267-6500

bkrakoff@advanstar.com

Michelle Mitchell

Corporate Communications

Advanstar Communications

440-891-2766

mmitchell@advanstar.com

ADVANSTAR COMMUNICATIONS TO ACQUIRE MEDICAL ECONOMICS, DENTAL AND VETERINARY PUBLISHING PORTFOLIO FROM THOMSON HEALTHCARE FOR $135 MILLION

BOSTON, MA – August 25, 2003 – Advanstar Communications Inc., a prominent worldwide market-focused publishing, tradeshow and marketing services company, announced today that it has entered into a definitive agreement with a subsidiary of The Thomson Corporation (TSX: TOC; NYSE: TOC) to acquire its portfolio of healthcare industry-specific magazines and related custom project services.

The purchase price of US$135 million will be paid in cash. The transaction is expected to close this fall subject to receipt of customary regulatory approvals and satisfaction of other customary closing conditions.

The portfolio of publications and custom project services are targeted at primary and specialty healthcare segments as well as nursing, dental and veterinary professionals.  Specifically, the portfolio is composed of three groups: Medical Economics Communications Group headquartered in Montvale, NJ; Dental Products Report Group in Northfield, IL; and Veterinary Healthcare Communications Group in Lenexa, KS. In total, the portfolio includes 15 magazines, one veterinary tradeshow and conference, and a significant special projects group, which includes custom projects, symposia, and continuing medical education (CME) programs, which are produced in multiple media formats (print, audio, CD, live events, and on the Internet). Total revenue for the portfolio being sold to Advanstar was US$87.7 million in 2002.  (See attached list for details on the portfolio and special projects group.)

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Bob Krakoff, Chairman and CEO of Advanstar Communications, said, “We look forward to welcoming the Thomson healthcare publications to our Company.  The addition of these highly-regarded publications, which complement our existing healthcare portfolio, will expand our reach into many key primary and specialty markets. Upon completion of the acquisition, Advanstar will be one of the leading publishers in the US healthcare industry. Also, we are very pleased with our equity sponsor’s (DLJMB) continued support for Advanstar represented by the additional equity investment that it will make as part of the Thomson acquisition and which also will delever the Company.”

“We are very pleased to have reached an agreement with Advanstar Communications and believe they will be an excellent new owner for our healthcare publications,” said Robert C. Cullen, President and CEO of Thomson Scientific and Healthcare. “Advanstar is a respected business-to-business publisher with extensive knowledge and experience in serving the healthcare industry. I am confident that our advertising customers, readers and employees will continue to succeed under their leadership.”

Advanstar Communications is a privately held corporation majority owned by DLJ Merchant Banking Partners III, L.P. (DLJMB), a fund managed by Credit Suisse First Boston Private Equity.

Funding for the transaction is being provided by a combination of an equity contribution provided by DLJMB, borrowings under Advanstar’s credit facility, and potentially other debt sources.  Advanstar is being advised in this transaction by Credit Suisse First Boston.  Thomson retained Banc of America Securities as its financial advisor for the sale.

Advanstar will host a conference call on Wednesday, September 3rd at 10:00 AM EDT to discuss the transaction. Individuals can dial in to the call on a number to be provided.

About Advanstar Healthcare Communications:

Advanstar Healthcare Communications (www.advanstarhealthcare.com), a division of Advanstar Communications, is a leader in the field of medical publishing and physician education. Advanstar Healthcare Communications publishes DVM Newsmagazine, Cosmetic Surgery Times, Dermatology Times, Formulary, Geriatrics, Healthcare Traveler, Managed Healthcare Executive, Modern Health for Women, Ophthalmology Times, Ophthalmology Times China, Ophthalmology Times America Latina, and Urology Times.

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About Advanstar Communications

Advanstar Communications Inc. (www.advanstar.com), with 2002 revenues of $307 million, is a worldwide business information company serving specialized markets with high quality information resources and integrated marketing solutions. Advanstar has 100 business magazines and directories, 77 tradeshows and conferences, numerous Web sites, and a wide range of print and electronic direct marketing, database and reference products and services. Advanstar serves targeted market sectors in such industries as art, automotive, beauty, e-learning, call center, digital media, entertainment/marketing, fashion & apparel, healthcare, manufacturing and processing, pharmaceutical, powersports, science, telecommunications and travel/hospitality. The Company has more than 1,200 employees and currently operates from multiple offices in North America, Latin America, Europe and Asia.

This news release includes forward-looking statements, which are based on certain assumptions and reflect the current expectations of the parties to the transaction. These forward-looking statements, which include statements regarding the parties’ expectation that the transaction will close in the fourth quarter of 2003 and the possible impact of the pending acquisition to Advanstar, are subject to a number of risks and uncertainties. These risks and uncertainties, which include the need for the parties to receive regulatory consent for the transaction, could cause actual results or events to differ materially from current expectations. The parties to the transaction can give no assurance that the sale will be completed before or in the fourth quarter of 2003, or at all.

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THOMSON PROPERTIES TO BE ACQUIRED BY ADVANSTAR

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Medical Economics Communications Group

Medical Economics           www.memag.com

One of the flagship publications serving physicians in the U.S. since its launch in 1923, Medical Economics helps busy physicians with the business side of medicine and all the non-clinical issues associated with running a private, office-based practice.

Frequency: 24 times a year     Circulation: 158,899

Patient Care           www.patientcareonline.com

Patient Care is a clinical journal for primary care physicians that combines critical thinking of academic medical experts with the advice of eminent practicing physicians in a clear, concise format. Carefully researched review articles focus on practical issues in such areas as cardiology, infectious diseases, diabetes, and women’s health.

Frequency: 12 times a year     Circulation: 144,840

Drug Topics           www.drugtopics.com

Drug Topics has been devoted to the pharmacy profession for 147 years, and is positioned as the newsmagazine that reports on all facets of pharmacy for community and health-system pharmacists, HMO and consultant pharmacists, chain headquarters executives and buyers, mail-order pharmacists, wholesalers, academicians, and others.

Frequency: 23 times a year     Circulation: 116,868

RN Magazine           www.rnweb.com

Established in 1937, RN has a long history of serving the nursing profession. The magazine serves registered nurses in a variety of clinical specialty areas, primarily those working in hospitals or affiliated facilities.  Continuing education is offered in every issue. RN joins Advanstar’s Healthcare Traveler, a leading publication for traveling nurses.

Frequency: 12 times a year     Circulation: 226,896

Contemporary OB/GYN           www.contemporaryobgyn.net

A leading publication serving the OB/GYN category, Contemporary OB/GYN was launched in 1973. It has been ranked first in syndicated readership studies.  It offers practical and timely information written by the top authorities in the field, encompassing the diagnosis and treatment of the most common and most challenging issues seen by physicians in the specialty.

Frequency: 13 times a year     Circulation: 40,130

Contemporary Pediatrics           www.contemporarypediatrics.com

Launched in 1984, Contemporary Pediatrics is a leading journal serving pediatricians, and is the quintessential “how to” magazine for the pediatric clinician. It is consistently the best-read journal serving pediatricians and offers continuing education on the prevention, diagnosis, and management of illness and behavior problems in infants, children, and adolescents. One article in each issue carries CME credit available via the publication’s website.

Frequency: 12 times a year     Circulation: 53,435

Contemporary Urology           www.contemporaryurology.com

Contemporary Urology is dedicated to meeting the day-to-day clinical needs of urologists in clinical practice. The journal delivers practical, timely, authoritative information on the diagnosis and treatment of the full spectrum of urologic diseases.  CME credits are available in each issue. Contemporary Urology will join Advanstar’s Urology Times, a tabloid news and trend publication that currently is the industry’s leading publication.

Frequency: 12 times a year     Circulation: 4,106

JAAPA           www.jaapa.com

A leading publication serving physician assistants, the Journal of the American Academy of Physician Assistants (JAAPA) is a peer-reviewed forum dedicated to the education and advancement of the PA profession. The journal is the official scientific publication of the American Academy of Physician Assistants. The publication’s goal is to improve healthcare by publishing current, practical advice by leading authorities, emphasizing solutions to common clinical problems.

Frequency: 12 times a year     Circulation: 57,500

Allied Healthcare Group

DENTAL

Dental Products Report           www.dentalproducts.net

Dental Products Report has been a leading publication serving the information needs of dentists since 1967. This tabloid focuses on new products being introduced to the dental profession and features editorial content on techniques and product usage, trends in general and specialty dentistry, infection control and practice safety, new technologies, and cosmetic and restorative dentistry.

Frequency: 12 times a year     Circulation: 146,000

Dental Products Report Europe           www.dentalproducts.net

Launched in 1981, Dental Products Report Europe serves the entire European dental community. It is specifically designed to inform dentists in Europe and selected Middle Eastern and North African countries of new developments and ongoing trends in the dental market.

Frequency: 6 times a year     Circulation: 50,000

Dental Practice Report           www.dentalproducts.net

Dental Practice Report is a professional journal dedicated to helping dentists manage their practices and personal finances more effectively and efficiently. The publication was started in 1993.

Frequency: 10 times a year     Circulation: 114,248

Dental Lab Products           www.dentalproducts.net

Launched in 1976, Dental Lab Products provides timely news on the latest developments and innovations that enhance dental laboratory operations and the production of laboratory-fabricated restorations and appliances.

Frequency: 7 times a year    Circulation: 18,519

PHARMACEUTICAL

Pharmaceutical Representative           www.pharmrep.com

Pharmaceutical Representative is dedicated solely to providing news, continuing education, relevant articles and marketing information for the pharmaceutical sales representative.

Frequency: 12 times a year           Circulation: 72,000

VETERINARY

Veterinary Economics           www.vetmedpub.com/ve

Launched in 1960, Veterinary Economics is a leading source of practice management and business information for veterinarians in all private practice types – companion-animal, food animal, equine, exotic animal and mixed practice. Veterinary Economics and Veterinary Medicine join Advanstar’s DVM Newsmagazine, to give Advanstar a comprehensive combination of news, practice management and clinical publications.

Frequency: 12 times a year    Circulation: 54,236

Veterinary Medicine           www.vetmedpub.com/vm

Launched in 1905, Veterinary Medicine is a clinical journal written specifically for companion-animal doctors in private practice. This peer-reviewed journal presents concise, essential information on the most common and emerging clinical problems.

Frequency: 12 times a year     Circulation: 45,417

Central Veterinary Conference           www.vetmedpub.com/cvc

The CVC, a continuing education conference and tradeshow, attracts more than 6,000 veterinary professionals to Kansas City, MO, each August. The program offers seminars and labs in both medicine and management and parallels the mission of Veterinary Economics and Veterinary Medicine to provide veterinarians and their healthcare teams with current and practical information of immediate relevance and applicability.

SPECIAL PROJECTS GROUP

Custom project services targeted at healthcare, dental and veterinary professionals that include symposia and CME programs, which are produced in multiple media formats (print, audio, CD, live events, and on the Internet).